Exhibit 5.1

Attorneys at Law

1001 Avenue of the Americas | 12th Floor

New York, New York 10018

Dial: 212.335.0466

Fax: 917.688.4092

info@foleyshechter.com

www.foleyshechter.com

August 24, 2021

LiveXLive Media, Inc.

269 South Beverly Drive, Suite 1450

Beverly Hills, CA 90212

Re: Registration Statement on Form S-3 (File No. 333-228909)

Ladies and Gentlemen:

We have acted as counsel to LiveXLive Media, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company, from time to time, of up to $45,000,000 of shares (the “Shares”) of common stock, $0.001 par value per share (“Common Stock”), of the Company pursuant to that certain Sales Agreement (the “Sales Agreement”) with Needham & Company, LLC, as sales agent under the Company’s Registration Statement on Form S-3 (File No. 333-228909) (the “Registration Statement”) and the Prospectus Supplement, dated August 24, 2021 (the “Prospectus Supplement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance and sale of the Shares.

In connection with this opinion letter, we have examined the Sales Agreement, the Registration Statement, the Prospectus Supplement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon and subject to the foregoing, and assuming the receipt of the appropriate consideration for the Shares, we are of the opinion that the Shares have been duly authorized, and when the Shares are issued in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the document that forms a part of such Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Foley Shechter Ablovatskiy LLP